Vintage Restructuring Proposal May 15, 2002

Table of Contents Executive Summary Vintage Petroleum, Inc. (VPI) Overview Background & Company Proposal BP Capital Proposal Appendices Appendix A - Canadian Income Trust Market Appendix B - U.S. Property Sale Analysis Appendix C - South American Properties Valuation

BP Capital owns approximately 8.9% of Vintage Petroleum, Inc. (VPI) Management has developed a plan that BP Capital believes is not in the best interest of shareholders VPI stock has declined 17% since the management proposal was announced on April 17, 2002 BP Capital is proposing a restructuring transaction for VPI, designed to achieve a stock price of $20 per share or better; this would represent a premium of 67% to the May 13, 2002 closing market price This proposal should be measured against the recent management plan, any acquisition bid received by the company or any other significant transaction considered by management BP Capital envisions VPI as a South American and Canadian exploration and production growth company with little or no debt The transaction would be accomplished through asset sales and would target the repayment of substantially all of VPI's existing debt Monetization of VPI's Canadian interests through an income trust and the U.S. properties via an asset sale Executive Summary

VPI Overview

VPI - Overview 131.1 61.2 197.7 82.8 50.4 11.9 535.1 United States Canada Argentina Bolivia Ecuador Trinidad Total Reserves (MMBoe) Share Price($/share) 52 Week High/Low $11.97 (High-$22.20) (Low $7.85) Shares Outstanding 63.08 million Equity Value $750 million Long-Term Debt $1,010 million Enterprise Value $1.76 billion Proved Reserves(MMBoe) 535 (62% oil) 2002 Production (MMBoe) 33.5 R/P 16 yrs. *Source: VPI & Bloomberg

VPI - North American Properties U.S. Properties primarily located in four areas: California, Gulf Coast, East Texas and Mid- Continent California Properties located in Kern, Ventura, Santa Barbara Counties and the Sacramento Basin 12% of total proved and 47% of U.S. proved reserves 1,359 net wells with net daily production of 15,300 Boe Gulf Coast Properties located South Texas, South Louisiana, Alabama, Mississippi and Gulf of Mexico 7% of total proved and 28% of U.S. proved reserves 710 net wells with net daily production of 14,600 Boe East Texas Properties located in North Texas and North Louisiana 4% of total proved and 16% of U.S. proved reserves 457 net wells with net daily production of 5,000 Boe Mid-Continent Properties located in the Arkoma Basin, the Texas Panhandle and Kansas 2% of total proved and 9% of U.S. proved reserves 64 net wells with net daily production of 3,700 Boe Canada Producing properties in Alberta, Saskatchewan and British Columbia with reserves of 61 MMBoe, principally acquired through the acquisition of Genesis Exploration, Inc. 1.2 million undeveloped acres, 35% in the NW territories Source: VPI

VPI - International Properties Argentina 198 MMBoe in the Cuyo and San Jorge Basins Daily production of 34,000 Boe Ecuador 50 MMBoe of oil in the Oriente basin awaiting the completion of the OCP pipeline expected by mid-2003 Daily production of 3,767 Boe Bolivia 498 Bcfe of gas awaiting the completion of the Bolivia to Brazil pipeline Daily production of 24,900 Mcf of gas and 280 Bbls of condensate Trinidad Onshore gas reserves of 72 Bcfe Yemen Exploration play with sizable acreage position Source: VPI and BP Capital

Background & Company Proposal

Background Until 2001, VPI's management followed a successful acquire and develop strategy that led to 27% annual growth via domestic and international deals* Historically good Finding and Development costs and leverage statistics In 2001, reserve replacement costs increased to $11.14 per Boe .....Moody's said,** "An otherwise well-considered pattern of reinvestment away from mature North American geology into potentially more productive geology elsewhere has, for now, rendered a reserve and financial structure, fiscal risk and soft currency exposure, and cash-on-cash returns which restrain the ratings." "Furthermore, the ratings are restrained by escalated leverage and lower productivity on 2001 capital outlays than historically delivered and a major expensive debt-funded acquisition, reduced liquidity, low net backs on material portions of production, and a soft 2002 production outlook due to sharply reduced outlays and steeper than expected Canadian declines." Following the announcement of BP Capital's investment, VPI's management announced a four part plan *VPI Company presentation, March 2002 **Moody's press release, April 2002

VPI's Management Proposal Management's Plan* Amend poison pill Completed in April 2002 Refinance bank debt with senior subordinated notes $350 million in new 10-year notes with a coupon of 8 1/4% Redeemable in 2007 at 104% of par, declining premiums thereafter Proceeds to reduce existing bank facility to $170 million and to repay existing public notes Sell Ecuador, Trinidad, and California heavy oil properties Estimated proceeds of $150 million to further reduce bank facility Announced pending sale of California properties for $18 million Reduce capital budget to $144 million Excess of cash flow over capital investments to retire debt *Recent VPI press releases and conference calls

BP Capital's Analysis of Management Plan Management's proposed property sale BP Capital believes that management's proposed sale of South American properties does little to increase shareholder value, little to improve leverage and is untimely given the market conditions. Cambridge Energy said in its spring report* "A continued regional economic slump, two major devaluations, countless regulatory debacles, the renewed threat of guerilla activity, and the return of populism and even a dictatorship have energy companies reeling in Latin America. These factors and others have combined to significantly reduce investor and lender interest in the region. The conditions in the market, with sellers far outnumbering buyers, necessitate that companies be willing to accept low values for their Latin American assets." Proposed sale packages Ecuador - 50MMBoe in reserves VPI expects production to quadruple by 2006 Lehman valuation of $75 million *** Trinidad - 72Bcf in reserves John S. Herold valued EOG Resources Trinidadian reserves at $0.35 per Mcfe; based on this value, VPI's properties would have a value of $25 million** Lehman valuation of $28.5 million California properties with a valuation of $24 million*** Pending sale for $18 million announced by VPI *CERA Global Energy Watch, Spring 2002 **Herold Comparative Appraisal Reports, April 2002 ***Lehman Brothers Research note, April 2002

BP Capital's Analysis of Management Plan Reduced capital budget Originally VPI's capital budget was $300 million (Lehman Conference, Sept. 2001) which was then cut to $170 million, and now to $144 million Implications of reduced capital spending U.S. production likely to decline 2001 additions from extensions and discoveries replaced only 9% of U.S. production* VPI will need $4.50 finding costs or better to replace production of 32MMBoe Bond sale and related bank credit facility amendment Higher cost money with expensive call premium and continued tight liquidity restrain flexibility *Moody's press release, April 22, 2002

BP Capital Proposal

BP Capital Plan Monetize mature North American properties and retire outstanding debt BP Capital believes pretax value of up to $1.5 billion can be obtained for VPI's North American properties in the current interest rate and energy price environment The creation and public offering of an Income Trust with VPI's Canadian production properties and acreage VPI would manage the Income Trust "Farm in" arrangements to be made for development drilling The sale of VPI's U.S. properties through a public auction containing numerous "packages" BP Capital estimates tax payments of $150 million Proceeds to retire VPI's $1.0 billion in existing debt Assumes bond holders waive any restrictive covenants and accept tender prices or call prices that range from 101% to 105% of par Given the high after-tax proceeds relative to outstanding debt, there is flexibility as to the portion of the Income Trust sold versus distributed to shareholders and the timing and makeup of the U.S. property sales.

BP Capital Plan vs VPI Proposal ($millions except when noted) Management BP Capital Current Plan Plan Asset Sale Proceeds Ecuador $75 Canada $672 5,6 Trinidad $28 Lower 48 $870 7 California $18 Total $121 1 Total $1,542 Taxes ($20) ($150) 8 After Tax Proceeds $101 2 $1,392 Debt retired (with premiums) $101 $1,052 LT Debt (Cash) $1 billion $900 ($293) 9 Remaining Reserves (MMBoe) 535 470 3 343 Stock Price/NAV ($/share) $ 11.90 $11.90 4 $20.50 10,11

Notes to Proposal Comparison ($U.S.) Lehman valued the proposed divestitures at $100 to $150 million in its April 18, 2002 report in which author, Tom Driscoll cited the announcement as a step in the right direction but maintained a "cautious outlook". VPI announced the sale of its California properties for $18 million. Assumes a 35% tax rate and that VPI has tax basis in the properties of $65 million. Announced reserves for Ecuador are 50MMBbl and Trinidad are 75Bcf. Reserves for California proposed sale are not announced but are assumed at 3MMBoe or 6 times 2002E production. Based on a dollar for dollar reduction in assets and debt, BP Capital projects no change in NAV or stock price. VPI's 10K shows $86 million in Canadian revenues on an average realized price of $2.50 per Mcf, and $32 million in lifting costs for eight months of 2001 for a net cash flow of $54 million. Annualizing this results in $81 million in cash flow. We have projected $90 million for 2002. (See Appendix A) Canadian Trusts trade at current yields of 9.3% to 17%. We project a 13% yield for the new trust. Analysis assumes tax basis of $465 million and an effective tax rate of 20% on the gain in Canada. (See Appendix A) BP Capital valuation for the domestic properties is $835 million, domestic acreage at an average of $75 per acre and the processing/marketing at $30 million. (See Appendix B) Preliminary work indicates total non-Canadian tax basis of $1.4 billion. Our preliminary analysis allocates this basis as $565 million to the U.S. properties. Assumed tax rate of 35% on gains. Cash left over assumes $47 million in expenses associated with the sale of the Income Trust and the sale of the properties. Valuation for the South American operations is $1,060. (See Appendix C) Combined value of cash and South American properties less negative net working capital at March 31 of $28 million and LT liabilities of $10 million, divided by 64 million shares.

Appendix A Canadian Income Trust

VPI Canadian Income Trust Structure VPI to form and manage a trust that will acquire beneficial ownership of VPI's Canadian operations Step 1 - A publicly listed (U.S. and Canada) trust is formed and sells units to the public Step 2 - The trust then purchases the stock of VPI's Canadian subsidiary and makes a loan to that company BP Capital believes the market will capitalize the net distributable cash flow of $87.3* million at 13% for a total value of U.S. $672 million *Using realized prices of $25 per Bbl and $3.25 per Mcf and $2.7 million in management fees

Canadian Income Trust Market The Income Trust structure is designed to pass cash flow directly to investors in a tax efficient manner. Rather than reinvesting cash flow, a high proportion of the cash flow is returned to investors as yield. Growth in the Income Trust market has been driven by falling interest rates and yield oriented investors. Typically, yield investors place a higher value on the cash flows from a mature asset than equity investors. A wide variety of different assets have been placed in Income Trusts, but to date, oil & gas is the largest asset class. Currently, there are C$17+ billion of assets in Income Trusts with conventional oil & gas accounting for approximately C$7 billion. Conventional Oil & Gas Oil Sands Power Generating Pipelines Forest Products Shipping Terminals Other Assets 39 11 23 9 5 3 10

Relative size of Income Trust Income Trusts now represent a significant component of the oil & gas universe in Canada. The adjacent table shows the largest upstream producers in Canada and highlights those which are income trusts. Preliminary valuation methodology for Income Trusts is pre-tax cash on cash yield. Investors adjust yield to reflect stability of cash flow profile and cyclical nature of cash flows. Oil & gas assets tend to receive the highest yield of all the asset classes due to the declining nature of base production and the commodity price volatility. However, these valuation levels usually represent a premium to valuation levels paid by traditional investors in oil and gas properties. Mkt Cap (C$MM) EnCana 22,863 Talisman 8,800 Canadian Natural 6,258 Nexen 4,718 Canadian Oil Sands 2,391 Penn West 2,192 Enerplus 1,780 ARC 1,370 Pengrowth 1,320 Rio Alto 1,204 Bonavista 938 Primewest 880 Paramount 821 Vermillion 607 NCE Petro Fund 547 Compton 483 Shiningbank 431 Viking 400 Storm Energy 396 Provident 370 Baytex 357 NAL 300 Freehold 300 Advantage 300 Canadian 88 285 APF 230 Thunder 106

Canadian Income Trusts Comparable Analysis *Stock prices as of April 26, 2002 **Proved Only *** Canadians for this purpose usually use proved and 1/2 probables

Proposed Canadian Income Trust Properties ATHABASCA GROUARD STURGEON WC Reserves are 61 MMBoe of which 64% is gas Majority of VPI's Canadian reserves were acquired through the purchases of Cometra and Genesis. Areas of operations: Alberta, Saskatchewan, BC, NWT, and Mackenzie Delta Estimated 2002 Cash Flow is $90 million* 2002 target production of 31 Bcf of gas and 1.8 million barrels of oil Genesis Acreage VPI Working Interest from Cometra Acquisition *Assumes realized prices of $25 per bbl and $3.25 per mcf, before management fee of $2.7 million Source: VPI & BP Capital

Appendix B U.S. Property Sale

VPI U.S. Property Valuation ($millions except when noted) Net Present Value Value Range Value Range Valuation based on current market pricing Valuation based on current market pricing $645 - $1,061 $645 - $1,061 Mergers & Acquisitions Area Reserves Valuation Range California 62 MMBoe $5.00 - $6.00* $310 - $372 $310 - $372 Gulf Coast 221 Bcfe $0.95 - $1.30** $210 - $287 $210 - $287 East Texas 124 Bcfe $0.88 - $1.20** $109 - $149 $109 - $149 Mid-Continent 69 Bcfe $1.09 - $1.11** $75 - $77 $75 - $77 $704 - $885 $704 - $885 Cash Flow 2002E $ 175 4x - 6x $700 - $1,050 $700 - $1,050 BP Capital Valuation $ 835 add Gas Gathering & Marketing $ 30 Acreage $ 5 *BP Capital Total $ 870 ** JS Herold 1Q 2002 Snapshot and Waterous Quarterly Market Review ** JS Herold 1Q 2002 Snapshot and Waterous Quarterly Market Review

Valuation of VPI's U.S. Properties Various prices and discount rates VPI 10K "SEC 10" $558million VPI New Guidance $684million NYMEX Strip $920million Herold M & A Valuation $794million BP Capital Estimate $835million "Street" Estimate $645million Source: BP Capital calculations Oil and gas revenues are calculated using a $4.13 and $0.083 differential to reference price. **These pricing combinations do not correspond to the prices shown on the horizontal axis, but range from $19.84/$2.65 to $25.00/$3.84. Other valuations based on alternative pricing combinations** and market parameters. Escalated Strip $1,061million

Appendix C South American Properties Valuation

VPI South American Property Valuation ($millions) ARGENTINA NPV using current market prices $728 - $1,000 Valuation using public company comparables $700 - $ 950 BP Capital Argentina Valuation $715 BOLIVIA* $129 - $ 143 ECUADOR** $114 - $ 161 TRINIDAD** $ 18 - $ 47 Total $976 - $1,066 BP Capital South America Valuation $1,060 *VPI 10K SEC 10 and JS Herold Valuation **JS Herold SEAM alert, 4/22/02

Valuation of VPI's Argentine Properties
Various prices and discount rates


VPI 10K "SEC 10" $608million
Perez Companc Valuation $614million
BP Capital Valuation $715million
"Street" Consensus $734million
VPI Current Guidance $862million
Apco Argentina Valuation $900million
Repsol/YPF Valuation $935million
NYMEX Strip $1billion
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
Net Present Value* (Before Income Tax) $millions
Other valuations based on alternative pricing combinations** and market parameters
$20.00 $1.30
$21.00 $1.30
$22.00 $1.30
$23.00 $1.30
$24.00 $1.30
$25.00 $1.30
$26.00 $1.30
$27.00 $1.30
Oil & Gas Price
8% 9% 10% 11% 12%

Source: BP Capital calculations

*NPV calculated giving effect to 20% tax on all oil revenues during first five years.

Oil revenues are calculated using a $3.25 differential to reference price.

**These pricing combinations do not correspond to the prices shown on the horizontal axis, but range from $19.84/$1.30 to $25.00/$1.30.

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Argentine Public Company Analysis ($million except when noted) Argentine Adjusted Argentine* Argentine Implied Value Company Value Value Reserves per Boe & Mcf Oil Gas Oil Gas Oil Gas Oil Gas Repsol/YPF $10.3 $2.7 $8.24 $2.7 1.6 billion Bbls 10.6Tcf $5.15 $0.26 ($ billions) Perez Company $1,200 $217 $960 $217 286MMBbls 1.1Tcf $3.36 $0.20 APCO Argentina $143** ---------- 23MMBbls 52Bcf $4.52 *Uses 80% of oil value **Based on stock price as of May 1, 2002